                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
        (INCLUDING THE ASSOCIATED CLASS A COMMON STOCK PURCHASE RIGHTS)
                                      AND
                 ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK
        (INCLUDING THE ASSOCIATED CLASS B COMMON STOCK PURCHASE RIGHTS)
                                       OF
                          BEN & JERRY'S HOMEMADE, INC.
                                       AT
                              $43.60 NET PER SHARE
                                       BY
                     VERMONT ALL NATURAL EXPANSION COMPANY,
                          A WHOLLY OWNED SUBSIDIARY OF
                                 CONOPCO, INC.,
                                A SUBSIDIARY OF
                                 UNILEVER N.V.
                                  ------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, MAY 15, 2000, UNLESS THE OFFER IS EXTENDED.
                              -------------------

THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 11, 2000, AMONG CONOPCO, INC., VERMONT ALL NATURAL EXPANSION COMPANY AND BEN & JERRY'S HOMEMADE, INC. THE BOARD OF DIRECTORS OF BEN & JERRY'S
HOMEMADE, INC. HAS ADOPTED THE MERGER AGREEMENT AND APPROVED THE OFFER, THE MERGER (EACH, AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.
                             ---------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT, TAKING INTO ACCOUNT THE CONVERSION OF THE CLASS B SHARES INTO CLASS A SHARES (EACH AS DEFINED HEREIN), WOULD CONSTITUTE AT LEAST A MAJORITY OF THE VOTING POWER OF THE COMPANY COMMON STOCK (AS DEFINED HEREIN), DETERMINED ON A FULLY DILUTED BASIS, AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OPTIONS, RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO VOTING SECURITIES, AND (B) THE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.
                           --------------------------

                                   IMPORTANT

ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH SHAREHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR, IN THE CASE OF A BOOK-ENTRY TRANSFER EFFECTED PURSUANT TO THE PROCEDURES DESCRIBED IN SECTION 2, DELIVER A DULY COMPLETED AND SIGNED LETTER OF TRANSMITTAL OR AN AGENT'S MESSAGE (AS DEFINED HEREIN) AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND DELIVER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN SECTION 2, IN EACH CASE PRIOR TO THE EXPIRATION OF THE OFFER, OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. A SHAREHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN
SECTION 2.

    CLASS B SHARES ARE SUBJECT TO TRANSFER RESTRICTIONS AND THE ACCEPTANCE FOR PAYMENT OF CLASS B SHARES TENDERED PURSUANT TO THE OFFER MAY RESULT IN A DEEMED TRANSFER OF SUCH CLASS B SHARES AND THE AUTOMATIC CONVERSION THEREOF INTO
CLASS A SHARES.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY OR ANY OTHER TENDER MATERIALS MAY BE DIRECTED TO MORROW & CO., INC. OR TO MORGAN STANLEY & CO. INCORPORATED AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.
                         ------------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

APRIL 18, 2000

                               SUMMARY TERM SHEET

    Vermont All Natural Expansion Company, which is a subsidiary of Unilever N.V. and Unilever PLC, is offering to purchase all the outstanding shares of Class A and Class B Common Stock of Ben & Jerry's Homemade, Inc. for $43.60 net per share, in cash. The following are some of the questions you, as a shareholder of Ben & Jerry's Homemade, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

    WHO IS OFFERING TO BUY MY SHARES? Vermont All Natural Expansion Company is a Vermont corporation formed for the purpose of making a tender offer for all the outstanding shares of Class A and Class B Common Stock of Ben & Jerry's Homemade, Inc. We are a wholly owned direct subsidiary of Conopco, Inc., a New York corporation, which is a subsidiary of Unilever N.V., a company organized under the laws of The Netherlands, and Unilever PLC, an English public limited company. See "Introduction" and Section 9 ("Certain Information Concerning the Purchaser, Conopco and Unilever") of this Offer to Purchase.

    WHAT SHARES ARE BEING SOUGHT IN THE OFFER? We are seeking to purchase all the outstanding Class A and Class B Common Stock of Ben & Jerry's
Homemade, Inc. See "Introduction" and Section 1 ("Terms of the Offer") of this Offer to Purchase.

    HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS? We are offering to pay $43.60 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 ("Terms of the Offer") of this Offer to Purchase.

    DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT? We plan to obtain all funds needed for the offer and the merger through intercompany loans of available cash from, and/or proceeds of the sale of commercial paper by Unilever N.V., Unilever PLC and their subsidiaries. The Unilever group is one of the largest consumer products companies in the world. The offer is not conditioned upon any financing arrangements. See Section 9 ("Certain Information Concerning the Purchaser, Conopco and Unilever") and Section 10 ("Source and Amount of Funds") of this Offer to Purchase.

    WHAT DOES THE BOARD OF DIRECTORS OF BEN & JERRY'S HOMEMADE, INC. THINK OF THE OFFER? We are making the offer pursuant to a merger agreement among us, Conopco, Inc. and Ben & Jerry's Homemade, Inc. The board of directors of Ben & Jerry's Homemade, Inc. adopted the merger agreement and approved our tender offer and our proposed merger with Ben & Jerry's Homemade, Inc. The board of directors of Ben & Jerry's Homemade, Inc. has determined that the offer and the merger are fair to, and in the best interests of, you, as a shareholder of Ben & Jerry's Homemade, Inc., and unanimously recommends that you accept the offer and tender your shares. See "Introduction" to this Offer to Purchase.

    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER? You will have until 12:00 midnight, New York City time, on Monday, May 15, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to gain a little extra time by using a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 ("Terms of the Offer") and
Section 2 ("Procedures for Tendering Shares") of this Offer to Purchase.

    CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES? Subject to the terms of the merger agreement, we can extend the offer. We have also agreed in the merger agreement that:

    - at the request of Ben & Jerry's Homemade, Inc. we will extend the offer in increments of five business days while litigation challeging or seeking to limit or prevent the offer or the merger or seeking to limit or impose conditions on the acquisition of the assets of Ben & Jerry's
      Homemade, Inc. by us is pending; and

    - we will also extend the offer in the same manner when there is litigation which would reasonably be expected to have a material adverse effect on Ben & Jerry's Homemade, Inc.

However, we will not be required to extend the offer beyond September 30, 2000. See Section 1 ("Terms of the Offer") of this Offer to Purchase.

    WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? There is no financing condition to the offer; however, we are not obligated to purchase any tendered shares:

    - unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the shares of Class A and Class B Common Stock of Ben & Jerry's Homemade, Inc. outstanding on a fully diluted basis and assuming conversion of the Class B Common Stock. We have agreed not to waive this minimum tender condition without the consent of Ben & Jerry's Homemade, Inc.; and

    - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated.

The offer is also subject to a number of other conditions. See Section 14 ("Certain Conditions of the Offer") of this Offer to Purchase.

    HOW DO I TENDER MY SHARES? To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Morgan Guaranty Trust Company of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in "street" name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver an item that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing item within that three trading day period. See Section 2 ("Procedures for Tendering Shares") of this Offer to Purchase.

    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES? You can withdraw shares at any time until the offer has expired and, if we have not by Friday, June 16, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See Section 1 ("Terms of the Offer") and Section 3 ("Withdrawal Rights") of this Offer to Purchase.

    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES? To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 ("Terms of the Offer") and Section 3 ("Withdrawal Rights") of this Offer to Purchase.

    WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER? If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis of Ben & Jerry's
Homemade, Inc., following approval by the shareholders of Ben & Jerry's Homemade, Inc. we will be merged with and into Ben & Jerry's Homemade, Inc. If that merger takes place, Conopco, Inc. will directly own all the shares of Ben & Jerry's Homemade, Inc., and all other shareholders of Ben & Jerry's Homemade, Inc. will receive $43.60 per share in cash. There are no dissenters' rights available in connection with the offer. However, if the merger takes place, shareholders who have not sold their shares in the offer may have dissenters' rights under the Vermont Business Corporation Act. See Section 12 ("Purpose of the Offer; the Merger Agreement; Other Agreements--Dissenters' Rights") of this Offer to Purchase.

    WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE? On April 11, 2000, the last trading day before Ben & Jerry's Homemade, Inc. and Conopco, Inc. announced that they had signed the merger agreement, the last sale price of the Class A Shares reported on the Nasdaq National Market was $34 15/16 per share. On April 17, 2000, the last trading day before we commenced our tender offer, the last sale price of the Class A Shares was $43 1/8 per share. We advise you to obtain a recent quotation for Class A shares of Ben & Jerry's Homemade, Inc. in deciding whether to tender your shares. See Section 6 ("Price Range of the Class A Shares; Dividends on the Shares") of this Offer to Purchase.

    DO YOU HAVE ANY OTHER AGREEMENTS WITH BEN & JERRY'S HOMEMADE, INC.? Unilever N.V. and Unilever PLC have entered into a License Agreement with Ben & Jerry's Homemade, Inc. and Ben & Jerry's Homemade Holdings, Inc., a wholly owned subsidiary of Ben & Jerry's Homemade, Inc. This License Agreement grants Unilever N.V. and Unilever PLC an exclusive worldwide license of the Ben & Jerry's brand name for ice cream and related dessert products outside the United States (except in certain countries, including those in which Ben & Jerry's Homemade, Inc. has already granted licenses to other companies). Also, on the date of the merger agreement, Ben & Jerry's Homemade, Inc. granted
Conopco, Inc. an option to purchase up to 1,219,986 shares of Class A Common Stock at $43.60 per share. See Section 12 ("Purpose of the Offer; the Merger Agreement; Other Agreements") of this Offer to Purchase.

    TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER? You can call Morrow & Co., Inc. at (800) 566-9061 (toll free) or Morgan Stanley & Co. Incorporated at (212) 761-4750. Morrow & Co., Inc. is acting as the information agent and Morgan Stanley & Co. Incorporated is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................       1
THE TENDER OFFER............................................       4
 1.    Terms of the Offer...................................       4
 2.    Procedures for Tendering Shares......................       5
 3.    Withdrawal Rights....................................       8
 4.    Acceptance for Payment and Payment...................       9
 5.    Certain U.S. Federal Income Tax Consequences.........      10
 6.    Price Range of the Class A Shares; Dividends on the
  Shares....................................................      11
 7.    Effect of the Offer on the Market for the Class A
       Shares; Class A Share Quotation; Exchange Act
       Registration; Margin Regulations.....................      12
 8.    Certain Information Concerning the Company...........      13
 9.    Certain Information Concerning the Purchaser, Conopco
  and Unilever..............................................      15
10.    Source and Amount of Funds...........................      15
11.    Contacts and Transactions with the Company;
  Background of the Offer...................................      16
12.    Purpose of the Offer; the Merger Agreement; Other
  Agreements................................................      18
13.    Dividends and Distributions..........................      31
14.    Certain Conditions of the Offer......................      32
15.    Certain Legal Matters................................      33
16.    Fees and Expenses....................................      35
17.    Miscellaneous........................................      36
SCHEDULE I--Directors and Executive Officers of Unilever,
  Conopco and the Purchaser

  To the Holders of Class A Common Stock and the Holders of Class B Common Stock of
    BEN & JERRY'S HOMEMADE, INC.:

                                  INTRODUCTION

    Vermont All Natural Expansion Company, a Vermont corporation (the "Purchaser"), which is a wholly owned subsidiary of Conopco, Inc., a New York corporation ("Conopco"), which is indirectly owned 75% by Unilever N.V., a company organized under the laws of The Netherlands ("Unilever"), and 25% by Unilever PLC, an English public limited company, hereby offers to purchase all the outstanding (i) shares of Class A Common Stock (the "Class A Shares"), par value $.033 per share (the "Class A Common Stock"), of Ben & Jerry's
Homemade, Inc., a Vermont corporation (the "Company"), together with the associated rights (the "Class A Rights"), issued pursuant to the Class A Rights Agreement dated as of July 30, 1998, between the Company and American Stock Transfer & Trust Company ("American"), as amended from time to time, (the
"Class A Rights Agreement"), and (ii) shares of Class B Common Stock (the
"Class B Shares" and, together with the Class A Shares, the "Shares"), par value $.033 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock"), of the Company, together with the associated rights (together with the Class A Rights, the "Rights") to purchase shares of Class B Common Stock issued pursuant to the Class B Rights Agreement dated as of July 30, 1998, between the Company and American, as amended from time to time (together with the Class A Rights Agreement, the "Rights Agreements"), at a price of $43.60 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    The Class B Shares are subject to transfer restrictions contained in the Company's Articles of Association, as amended (the "Company Charter"), which provide that, subject to limited exceptions, any transfer of Class B Shares (other than to the Company) will result in the automatic conversion of such Class B Shares into Class A Shares. The acceptance for payment of Class B Shares tendered pursuant to the Offer may be a deemed transfer resulting in the automatic conversion of such Class B Shares into Class A Shares. Further, in accordance with the Company Charter, the Board of Directors of the Company (the "Company Board") has authorized the mandatory conversion of each outstanding Class B Share into one newly issued Class A Share, and the Company has agreed that upon receipt of a Qualified Notice (as defined in Section 12) from Conopco, the Company will mail to the holders of Class B Shares a notice of conversion stating that each outstanding Class B Share will be converted into a Class A Share 10 days after the date of the mailing of such notice of conversion. Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreements.

    Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated, which is acting as Dealer Manager (the "Dealer Manager"), Morgan Guaranty Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE COMPANY BOARD HAS ADOPTED THE MERGER AGREEMENT AND APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE

FACTORS CONSIDERED BY THE COMPANY BOARD IN ARRIVING AT ITS DECISION TO ADOPT THE MERGER AGREEMENT, APPROVE THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, TO DETERMINE THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND TO UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

    GORDIAN GROUP, L.P. HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF GORDIAN GROUP, L.P. DATED APRIL 11, 2000, AS TO THE FAIRNESS AS OF SUCH DATE, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF THE SHARES OF THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER IS SET FORTH IN FULL AS ANNEX A TO THE SCHEDULE 14D-9. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE
SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) SUCH NUMBER OF SHARES THAT, TAKING INTO ACCOUNT THE CONVERSION OF THE CLASS B SHARES TO CLASS A SHARES, WOULD CONSTITUTE AT LEAST A MAJORITY OF THE COMBINED VOTING POWER OF THE COMPANY COMMON STOCK (DETERMINED ON A FULLY DILUTED BASIS, AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OPTIONS, RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO VOTING SECURITIES) (THE "MINIMUM CONDITION"), (B) THE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (C) THE COMPANY HAVING MAILED, UPON RECEIPT OF A WRITTEN NOTICE THAT (I) IS DELIVERED BY CONOPCO TO THE COMPANY NOT EARLIER THAN THE BUSINESS DAY IMMEDIATELY PRIOR TO THE THEN-SCHEDULED EXPIRATION DATE OF THE OFFER AND NOT LATER THAN 2 P.M. EASTERN TIME ON THE THEN-SCHEDULED EXPIRATION DATE OF THE OFFER AND (II) STATES THAT, AS OF THE TIME OF SUCH NOTICE, CONOPCO HAS NO REASON TO BELIEVE THAT ANY CONDITION TO THE OFFER WILL NOT BE SATISFIED AT THE THEN-SCHEDULED EXPIRATION DATE OF THE OFFER (ASSUMING COMPLIANCE BY THE COMPANY WITH THIS CLAUSE (C)), A NOTICE OF CONVERSION, WHICH NOTICE SHALL SPECIFY THAT ALL CLASS B SHARES SHALL BE AUTOMATICALLY CONVERTED INTO CLASS A SHARES EFFECTIVE TEN DAYS FROM THE DATE OF SUCH MAILING. The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Commission), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Condition. See Sections 1, 12 and 14.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 11, 2000 (the "Merger Agreement"), among Conopco, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Conopco. In the Merger, each issued and outstanding Share (other than Shares owned by Conopco, the Purchaser or the Company or any wholly owned subsidiary of Conopco, the Purchaser or the Company or by shareholders, if any, who are entitled to and properly exercise dissenters' rights under Vermont law) will be converted into the right to receive $43.60, in cash, without interest thereon.

    Consummation of the Merger is subject to a number of conditions, including approval by shareholders of the Company and Shares having been purchased pursuant to the Offer. Upon (i) the conversion of the Class B Shares and
(ii) the redemption of the Company's $1.20 Class A Preferred Stock, par value $1.00 per share (the "Preferred Stock"), each in accordance with the Company Charter and the Merger Agreement, the only outstanding capital stock of the Company will be the Class A Shares.

    The Merger Agreement is more fully described in Section 12.

    The Company has informed the Purchaser that, as of April 14, 2000, there were 6,143,539 Class A Shares and 792,819 Class B Shares issued and outstanding and 1,415,523 Class A Shares and no Class B Shares reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase
Class A Shares or Class B Shares, as the case may be, from the Company. Based upon the foregoing and assuming that no Shares are otherwise issued after April 14, 2000, there are 8,351,881 Shares outstanding on a fully diluted basis, and the Minimum Condition will be satisfied if at least 4,175,942 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company Board and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday,
May 15, 2000, unless and until the Purchaser has extended in accordance with the Merger Agreement the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    Subject to the Merger Agreement (which, as described below, prohibits certain amendments to the Offer without the consent of the Company) and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and
(b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. The Purchaser has no intention to make available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but has the right (but not the obligation) to do so under Rule 14d-11 and the Merger Agreement. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

    If by 12:00 midnight, New York City time, on Monday, May 15, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not subsequently withdrawn, (c) to extend the Offer and, subject to the right of shareholders to withdraw tendered Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    In the Merger Agreement, the Purchaser has agreed that, except as described below, it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) reduce or waive the Minimum Condition, (d) modify, in any manner adverse to the holders of Shares, or add to the conditions to the Offer (which are set forth in Section 14),
(e) extend the Offer or (f) change the form of consideration payable in the Offer. However, the Merger Agreement provides that, without the consent of the Company, the Purchaser may (a) extend the Offer, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act). Without limiting the right of the Purchaser to extend the Offer, in the event that any condition set forth in paragraph (a) of Section 14 is not satisfied or waived at the scheduled Expiration Date of the Offer, at the request of the Company the Purchaser shall, and Conopco shall cause the Purchaser to, extend the Expiration Date of the Offer in increments of five business days each until the earliest to occur of (w) the satisfaction or waiver of such condition,
(x) Conopco reasonably determines that such condition to the Offer is not capable of being satisfied on or prior to September 30, 2000, (y) the termination of the Merger Agreement in accordance with its terms and
(z) September 30, 2000. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For a shareholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL,

REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted through electronic or other means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. "Agent's Message" shall also include any hard copy print-out evidencing such message generated by a computer terminal maintained by the Depositary.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

        (a) such tender is made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

        (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, or such Shares are delivered pursuant to the book-entry transfer procedures described above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the Nasdaq Stock Market, Inc. ("Nasdaq"), a subsidiary of the National Association of Securities Dealers, Inc., is open for business.

    The Notice of Guaranteed Delivery may be delivered to the Depositary in the manner specified therein and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    DISTRIBUTION OF RIGHTS. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreements) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreements or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer. The Rights Agreements have been amended as of April 11, 2000, to exempt from the provisions of the Rights Agreements the Merger Agreement, the acquisition of Shares by Conopco or the Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement.

    APPOINTMENT. By executing a Letter of Transmittal (or a facsimile thereof), a tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 11, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Conopco, Unilever, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder, and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, June 16, 2000.

    For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures described in
Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Conopco, Unilever, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including the HSR Act. See
Section 15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made as promptly as practicable following the Expiration Date but only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and with any required signature guarantees, or an Agent's Message, and any other required documents. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when, the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. If the Purchaser varies the terms of the Offer by increasing the consideration to be paid, the Purchaser shall pay such increased amount for each tendered Share accepted for payment pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the

Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in
Section 3.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent), in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Conopco, or to one or more direct or indirect wholly owned subsidiaries of Conopco, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

    If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a noncorporate shareholder, long-term capital gain will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, under present law the ability to use capital losses to offset ordinary income is limited.

    A shareholder that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN and otherwise complies with the applicable requirements of the backup withholding rules, or unless an exemption applies. Exemptions are available for shareholders that are corporations and for certain foreign individuals and entities. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

    If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code--such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions--and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.  PRICE RANGE OF THE CLASS A SHARES; DIVIDENDS ON THE SHARES

    The Class A Shares are quoted on the Nasdaq National Market under the symbol "BJICA" and have been at all times since October 1985. The following table sets forth, for each of the periods indicated, the high and low sales prices per Class A Share.

                          BEN & JERRY'S HOMEMADE, INC.

                                                                 HIGH          LOW
                                                              ----------   -----------
FISCAL YEAR ENDED DECEMBER 26, 1998:
  First Quarter.............................................  $19          $14
  Second Quarter............................................   21 1/8       17
  Third Quarter.............................................   19 7/8       13 1/16
  Fourth Quarter............................................   23 1/2       14 7/8

FISCAL YEAR ENDED DECEMBER 25, 1999:
  First Quarter.............................................   27 3/8       21 1/8
  Second Quarter............................................   31 1/2       24 1/4
  Third Quarter.............................................   29 1/16      17 7/8
  Fourth Quarter............................................   29 1/2       15 3/4

FISCAL YEAR ENDING DECEMBER 30, 2000:
  First Quarter.............................................   30 1/2       20 3/4
  Second Quarter............................................   43 3/16      29 3/8

    On April 11, 2000, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Class A Shares on the Consolidated Tape System was $34 15/16 per Class A Share. On April 17, 2000, the last full trading day before commencement of the Offer, the last reported sales price of the Class A Shares on the Consolidated Tape System was $43 1/8 per Class A Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A SHARES.

    The Class B Shares are subject to transfer restrictions and are not listed on any national securities exchange but trade periodically in the over-the-counter market under the symbol "BJICB". The last reported sales price of the Class B Shares was $26 per Class B Share on February 24, 2000.

    The Purchaser has been advised by the Company that the Company has never declared or paid any cash dividends on the Shares. Although stock dividends have been paid on the Shares in the past, the Company has advised the Purchaser that the Company has not declared or paid any stock or other non-cash dividends on the Shares in the last two years.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE CLASS A SHARES; CLASS A SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE CLASS A SHARES. The purchase of Class A Shares pursuant to the Offer will reduce the number of holders of Class A Shares and the number of Class A Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Class A Shares held by the public.

    SHARE QUOTATION. Depending upon the number of Class A Shares purchased pursuant to the Offer, the Class A Shares may no longer meet the requirements for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that there be at least 750,000 publicly held shares, the publicly held shares have a market value of at least $5 million, the issuer have net tangible assets of at least $4 million, there be at least 400 shareholders of round lots, the minimum bid price per share be $1 and there be at least two registered and active market makers. The second maintenance standard requires that the issuer have either (a) a market capitalization of at least $50 million or (b) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, there be at least 1,100,000 shares publicly held, the publicly held shares have a market value of at least $15 million, the minimum bid price per share be $5, there be at least 400 shareholders of round lots and there be at least four registered and active market makers.

    If these standards for continued designation for the Nasdaq National Market are not met, the Class A Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that there be at least 300 shareholders of round lots, there be at least 500,000 publicly held shares, the publicly held shares have a market value of at least $1 million, there be at least two registered and active market makers, of which one may be entering stabilizing bids, and the issuer have either (a) net tangible assets of at least $2 million, (b) a market capitalization of at least $35 million or (c) net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Class A Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

    According to the Company, as of February 25, 2000, there were approximately 9,979 holders of record of Class A Shares and 1,922 holders of record of Class B Shares and as of April 14, 2000 there were 6,143,539 Class A Shares and 792,819 Class B Shares outstanding. If, as a result of the purchase of Class A Shares pursuant to the Offer or otherwise, the Class A Shares no longer meet any of the requirements of Nasdaq for continued listing and the number of Class A Shares outstanding are no longer listed, the market for Class A Shares could be adversely affected. If Nasdaq were to delist the Class A Shares, it is possible that the Class A Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Class A Shares and the availability of such quotations would, however, depend upon the number of holders of Class A Shares remaining at such time, the interests in maintaining a market in the Class A Shares on the part of securities firms, the possible termination of registration of the Class A Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. Each of the Class A Shares and the Class B Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Class A Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Class A Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Vermont corporation with its principal offices at 30 Community Drive, South Burlington, VT 05403, telephone no. (802) 846-1500. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1999 (the "Company 10-K"), the Company, which began active operations in 1978, is a leading manufacturer of super premium ice cream, frozen yogurt and sorbet in unique and regular flavors. The Company also manufactures ice cream novelty products. The Company is committed to using milk and cream that have not been treated with the synthetic hormone, rBGH. The Company uses natural ingredients in its products. The Company believes that it has maintained a reputation for producing gourmet-quality natural ice cream and frozen desserts, and for sponsoring or creating light-hearted promotions that foster an image as an independent socially conscious Vermont company.

    Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                          BEN & JERRY'S HOMEMADE, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      THIRTEEN WEEKS
                                            YEAR ENDED AND AS OF DECEMBER,            ENDED AND AS OF
                                      ------------------------------------------   ---------------------
                                      DECEMBER 25,   DECEMBER 26,   DECEMBER 27,   MARCH 25,   MARCH 27,
                                          1999           1998           1997         2000        1999
                                      ------------   ------------   ------------   ---------   ---------
                                                                                        (UNAUDITED)
Consolidated Statement of
  Operations:
  Net Sales.........................    $237,043       $209,203       $174,206     $ 54,179    $ 50,066
  Income before Taxes...............       5,208          9,776          6,284        2,052       1,841
  Taxes.............................       1,823          3,534          2,388          718         644
  Net income........................       3,385          6,242          3,896        1,334       1,197
  Net income per share (diluted)....    $   0.46       $   0.84       $   0.53     $   0.18    $   0.16
Consolidated Balance Sheet Data:
  Total current assets..............      87,347         82,309         80,080       90,750      88,781
  Total assets......................     150,602        149,501        146,471      154,763     158,141
  Total current liabilities.........      44,542         33,928         28,668       47,733      41,751
  Total stockholders' equity........      89,391         90,908         86,919       90,667      91,138

    CERTAIN FORECAST INFORMATION. During the course of discussions between representatives of the Company and Conopco, the Company provided Conopco with the Company's summary forecasts of the Company's future financial performance during fiscal year 2000. In its provisional budget for fiscal year 2000, the Company forecast that during 2000 it would have sales of $265 million and income before taxes of $15 million.

    The financial forecasts were prepared by the Company and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Such forecasts are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Such forecasts are based on a number of assumptions that are beyond the control of the Company or its financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing such forecasts will prove accurate. It is expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the forecasts. None of Unilever, Conopco, the Purchaser or the Company or their respective financial advisors assumes any responsibility for the validity, reasonableness, completeness or accuracy of any of such forecasts. The inclusion of the foregoing information should not be regarded as an indication that the Purchaser, Conopco, Unilever or the Company or any other person who provided or received such information considers it an accurate prediction of future events and the forecasts should not be relied upon as such. None of the Purchaser, Conopco, Unilever or the Company intends to update, revise or correct such information if it becomes inaccurate (even in the short term).

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser, Conopco and Unilever do not have any knowledge that any such information is untrue, none of the Purchaser, Conopco or Unilever takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER, CONOPCO AND UNILEVER

    The Purchaser, a Vermont corporation, which is a wholly owned subsidiary of Conopco, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Conopco. All outstanding shares of capital stock of the Purchaser are owned by Conopco.

    Conopco, a New York corporation, is an indirect subsidiary of Unilever with its principal office located at 390 Park Avenue, New York, NY 10022. Conopco is a direct subsidiary of Unilever United States, Inc., a Delaware corporation ("UNUS"). Conopco's operating divisions consist of most of the consumer products operations of the Unilever Group (as defined below) conducted in the United States. UNUS is directly owned 75% by Unilever and 25% by Unilever PLC, with its principal office located at 390 Park Avenue, New York, NY 10022. UNUS is a holding company for all of Unilever's principal operations in the United States.

    The Unilever group, consisting of Unilever, Unilever PLC and their subsidiaries (collectively, the "Unilever Group"), is one of the world's largest manufacturers of branded and packaged consumer goods. Based on its 1999 turnover in excess of $40 billion, the Unilever Group is one of the largest consumer products companies in the world. At present, the greater part of the Unilever Group's business is in branded consumer goods, primarily foods, detergents and personal products. As of December 31, 1999, the Unilever Group employed approximately 255,000 people worldwide. Unilever's principal office is located at Weena 455, 3013 AL, Rotterdam, The Netherlands.

    AVAILABLE INFORMATION. Unilever furnishes Forms 20-F, Forms 6-K and other documents to the Commission. Such reports and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8, with the exception that such documents are not available on the Commission's Web site. Such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $350 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through intercompany loans of available cash from, and/or the proceeds of the sale of commercial paper by, Unilever, Unilever PLC and their subsidiaries. The Offer and the Merger are not subject to any financing condition.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    For purposes of this Section 11, "Unilever US" means Unilever United States, Inc. and Conopco. During the summer of 1999, representatives of Unilever US expressed to representatives of the Company Unilever's potential interest in pursuing discussions regarding various forms of business arrangements, including a distribution agreement and/or joint venture, an international license agreement and a business combination. On August 4, 1999, a representative of Gordian Group, L.P., the Company's financial advisor, spoke on the telephone with the financial advisor of Unilever US regarding Unilever's general interest in a business combination with the Company.

    On September 8, Unilever US wrote to the Company Board expressing a general interest in a possible business combination between Unilever and the Company but not specifying a proposed value for the Company. On September 27, 1999, Unilever US and the Company entered into the Confidentiality Agreement (as defined below).

    During the period from the latter part of September through October, representatives of Unilever US met with representatives of the Company to discuss possible transactions. These discussions focused on the September 8 letter from Unilever US and transactions in which Unilever might be interested, including a business combination between the Company and Unilever US and possible distribution joint ventures between the Company and Unilever US or among the Company, Unilever US and Dreyer's Grand Ice Cream, Inc.

    These discussions between Unilever US and the Company lasted until October 28, when Unilever US indicated that Unilever was not interested in pursuing further discussions concerning a distribution joint venture but remained interested in exploring a business combination with the Company. During late October and early November, representatives of Unilever US engaged in due diligence with respect to the Company.

    On November 4, the Company's senior management and other representatives met with representatives of Unilever US to discuss a possible cash acquisition by Unilever US of the Company and certain other related matters. Discussions were held between representatives of Unilever US and the Company throughout the remainder of November concerning the terms of Unilever's cash acquisition proposal, consisting of a cash tender offer followed by a cash merger, including discussions of a draft merger agreement reflecting this proposed structure. At a meeting on November 30, representatives of Unilever US suggested a cash price for the acquisition of $33.00 to $35.00 per share.

    Discussions between representatives of Unilever US and the Company concerning Unilever's continued interest in acquiring the Company continued intermittently during the period from early December through late January.

    On January 25 and January 26, Unilever US wrote to the Company reiterating Unilever's interest in a business combination and outlining Unilever's proposed terms. Representatives of Unilever US also communicated to representatives of the Company the fact that Unilever was now willing to pay $36.00 in cash per Share. Following a meeting of the Company Board on January 27, representatives of Unilever US were informed by representatives of the Company that Unilever's proposal was not approved by the Company Board.

    On January 28, Unilever US sent a letter to the Company Board indicating that Unilever had increased its cash offer to acquire the Company to $40.00 per Share but was also interested in exploring alternatives to a full acquisition of the Company. From time to time beginning the following week and lasting until early March, representatives of Unilever US met with representatives of the Company to discuss alternative transactions between Unilever and the Company, in which Unilever US (a) would acquire up to a 20% equity stake in the Company either directly from the Company or from its shareholders at $32 per share,
(b) would enter into an exclusive license of the Ben & Jerry's trademarks and related intellectual property rights for the manufacture and sale of super premium ice cream and related frozen dessert products outside the United States and (c) would enter into a joint venture to address the Company's and Unilever US' distribution requirements in the out-of-home market for frozen dessert products in the United States. During the course of these discussions, the parties reviewed draft agreements with respect to each of these proposed transactions.

    Following a meeting of the Company Board on March 9, representatives of Unilever US were informed that the Company Board had determined not to proceed further with these alternative transaction structures that representatives of Unilever US and the Company had been discussing.

    Following the March 9 meeting of the Company Board and continuing until early April, representatives of Unilever US engaged in discussions with representatives of the Company and Meadowbrook Lane, Inc. ("Meadowbrook") with respect to a transaction in which the Company would be acquired by an investor group including Meadowbrook, Unilever US and Mr. Cohen. Although Chartwell Investments II LLC was involved in certain of these discussions, it ultimately did not participate as part of the investor group. Unilever US and Meadowbrook proposed that the Company be acquired by an investor group with a $25-50 million equity investment by Meadowbrook, at least $25-40 million in value of shares of Company Common Stock being "rolled over" by existing shareholders of the Company, including Messrs. Cohen and Greenfield (who would agree to meet this "roll over" commitment to the extent that other shareholders of the Company elected not to do so) and with an investment by Unilever equal to approximately 28% of the common equity of the Company. In addition, Unilever would make secured loans to the Company and purchase an amount of convertible preferred shares of the Company sufficient to finance the transaction.

    These discussions resulted in an acquisition proposal being submitted by an investor group including Unilever US and Meadowbrook (but not including Chartwell) at $38.00 per Share in which Mr. Cohen (but not Mr. Greenfield) would agree to "roll over" at least $25 million in value of his shares (to the extent that other shareholders of the Company elected not to do so). Following approval in principle of this transaction by the Company Board on March 23, representatives of Unilever US continued to meet on a number of occasions with representatives of Meadowbrook and Mr. Cohen and, in some cases with representatives of the Company as well, to attempt to reach agreement on all terms of this transaction structure. Negotiations concerning this proposed transaction continued through the evening of April 2.

    On April 3, Unilever US's legal advisor received a telephone call from one of the Company's legal advisors indicating that, because of a development, the proposed transaction among Unilever US, Meadowbrook and Mr. Cohen would likely no longer receive majority support by the Company Board at the proposed price of $38.00 per Share.

    Following a meeting of the Company Board on April 5, the Company Board requested best and final offers from, among others, Unilever US and the investor group consisting of Unilever US, Meadowbrook and Mr. Cohen. Representatives of Unilever US and Meadowbrook and Mr. Cohen were advised that the forms of agreements proposed would need to be submitted by April 10.

    On April 6 and again on April 8, representatives of the Company met with representatives of Unilever US to discuss the forms of agreements for Unilever's acquisition proposal. Also on April 6, Unilever US, Meadowbrook and Mr. Cohen advised the Company that they would not be continuing to work together to make a joint acquisition proposal. On April 10, representatives of Unilever US submitted the proposed forms of agreements to representatives of the Company.

    On the morning of April 11, representatives of Unilever US made a presentation to the Company Board concerning Unilever's proposal. At this meeting, representatives of Unilever US informed the Company Board that Unilever was now offering $43.60 in cash per Share. In addition, Unilever offered various financial and other commitments, including commitments for the benefit of the Company's employees and the Foundation (as defined below). On the afternoon and evening of April 11, discussions between representatives of Unilever US and representatives of the Company ensued during which representatives of the Company and Unilever US resolved the remaining open issues concerning the proposed transaction agreements, following which representatives of the parties executed the Transaction Agreements. On the morning of April 12, Unilever and the Company issued a joint press release announcing the transaction, which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by the Purchaser, Conopco and Unilever on April 12, 2000.

    Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, Conopco or Unilever or, to the best knowledge of Unilever, Conopco and the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, Conopco or Unilever or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Conopco or Unilever or, to the best knowledge of Unilever, Conopco and the Purchaser, any of the other persons referred to above, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser, Conopco and Unilever disclaim beneficial ownership of any Shares owned by any pension plan of Unilever or any affiliate of Unilever.

    Except as described in this Offer to Purchase, as of the date hereof
(a) there have not been any contacts, transactions or negotiations between the Purchaser, Conopco or Unilever, any of their respective subsidiaries or, to the best knowledge of Unilever, Conopco or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Conopco or Unilever or, to the best knowledge of Unilever, Conopco and the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the pendancy of the Offer, Conopco and the Purchaser intend to have ongoing contacts and negotiations with the Company and its directors, officers and shareholders.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; OTHER AGREEMENTS

    PURPOSE

    The purpose of the Offer is to enable Conopco to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to cause the Company to become a wholly owned subsidiary of Conopco.

    THE MERGER AGREEMENT

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each issued Class A Share (other than Shares owned by Conopco, the Purchaser or the Company or a wholly owned subsidiary of Conopco, the Purchaser or the Company or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Vermont law) will be converted into the right to receive $43.60, in cash, without interest thereon.

    VOTE REQUIRED TO APPROVE MERGER. The Vermont Business Corporation Act (the "VBCA") requires, among other things, that the adoption of any plan of merger by the Company Board must be approved by a majority of all the votes entitled to be cast on the plan (including the votes attributable to any Shares owned by the Purchaser). The Company Board has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's shareholders.

    The Company Charter provides that the Preferred Stock is entitled to vote upon a business combination, including the Merger, as a separate class. However, immediately following the consummation of the Offer, pursuant to the Merger Agreement the Company Board shall authorize the Company (i) to redeem all the outstanding shares of Preferred Stock, at a price per share that would have been received by a holder of Preferred Stock, if paid as consideration in the Merger, prior to the record date for the meeting of the shareholders of the Company seeking shareholder approval of the Merger and (ii) to deliver to all holders of Company Preferred Stock the notice of redemption required by the Company Charter. The

Company shall redeem all outstanding shares of Company Preferred Stock prior to seeking shareholder approval of the Merger.

    CONVERSION OF THE CLASS B SHARES. Upon receipt of a Qualified Notice (as defined below) from Conopco, and in accordance with the Company Charter, the Company shall mail a notice to all the holders of Class B Shares, which notice shall specify that all Class B Shares will be automatically converted into shares of Class A Shares effective ten days from the date of such mailing. The Company shall not take any action to rescind, revoke, retrieve or otherwise impair the effectiveness of such notice of conversion or prevent the automatic conversion of the outstanding Class B Shares. The Merger Agreement defines a "Qualified Notice" as a written notice that (i) is delivered by Conopco to the Company not earlier than the business day immediately prior to the then-scheduled expiration date of the Offer and not later than 2 p.m. Eastern Time on the then-scheduled expiration date of the Offer and (ii) states that, as of the time of such notice, Conopco has no reason to believe that any condition set forth in Section 14 will not be satisfied at the then-scheduled expiration date of the Offer (assuming compliance by the Company with this paragraph).

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the Company shall have obtained the approval of the Merger Agreement by a majority of all the votes attributable to the outstanding shares of Company Common Stock; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that prior to asserting the condition set forth in this clause (c), each of the Company, Conopco and the Purchaser shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger Agreement by the shareholders of the Company: (a) by mutual written consent of Conopco, the Purchaser and the Company; (b) by either Conopco or the Company: (i) if the Merger is not consummated on or before September 30, 2000, unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement or any other agreements entered into in connection therewith (collectively, the "Transaction Agreements") by the party seeking to terminate the Merger Agreement; PROVIDED, HOWEVER, that
(A) the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger,
(B) the Merger Agreement may not be terminated pursuant to this clause (i) after the Purchaser accepts Shares for payment pursuant to the Offer and (C) such September 30, 2000 date may be extended to a date not later than November 30, 2000, by Conopco or the Company prior to termination of the Merger Agreement, by notice in writing to the other, if on September 30, 2000, the Offer has not been consummated because the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer has not expired or been terminated due to the failure of the condition in clause (ii) of the first paragraph of Section 14 or the condition in paragraph (a) of Section 14;
(ii) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (iii) if as the result of the failure of any of the conditions set forth in Section 14, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer, or (iv) if, upon a vote at a duly held meeting to obtain the approval of the terms of the Merger Agreement by the shareholders of the Company, such approval is not obtained; PROVIDED, HOWEVER, that Conopco may not terminate this Agreement under this clause (iv) if the Class A Shares owned by the Purchaser, Conopco or any affiliate of Conopco shall not have been voted in favor of obtaining such approval; (c) by Conopco, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 14, and (ii) has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Conopco is not then in wilful and material breach of any representation, warranty or covenant contained in any Transaction Agreement); (d) by Conopco:
(i) if the Company Board or any committee thereof withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Conopco, its approval or recommendation of the Merger Agreement, the Offer or the Merger, fails to recommend to the Company's shareholders that they accept the Offer and approve the Merger Agreement or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal (as defined below); PROVIDED, HOWEVER, that any public statement by the Company that (A) it has received a Company Takeover Proposal, (B) it has given Conopco the notice required by Section 5.02(b) of the Merger Agreement in connection with the withdrawal of its recommendation or (C) otherwise only describes the technical operation of Sections 5.02, 6.07 and 7.01(d)(ii) of the Merger Agreement and the provisions contained in this paragraph shall not be deemed to be a public proposal to withdraw or modify the Company Board's recommendation for the purposes of this clause (i) or (ii) if the Company or any of its officers, directors, employees, representatives or agents takes any of the actions described below under "Takeover Proposals"; (e) by the Company, if the Company Board withdraws its recommendation of the Offer in accordance with the second paragraph under "Takeover Proposals"; and (f) by the Company, if Conopco breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Conopco of such breach (provided that the Company is not then in wilful and material breach of any representation, warranty or covenant contained in any Transaction Agreement).

    TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to,
(a) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (b) enter into any agreement with respect to any Company Takeover Proposal or (c) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; PROVIDED, HOWEVER, that prior to the acceptance for payment of Shares pursuant to the Offer, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the disinterested members thereof after consultation with outside counsel, in response to a Company Takeover Proposal that was made by a person whom the Company Board determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a Superior Company Proposal (as defined below), that was not solicited by the Company and that did not otherwise result from a breach or deemed breach of the limitations contained in this paragraph,
(x) furnish information with respect to the Company to the person or group making such Company Takeover Proposal and its representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined below) and (y) participate in discussions and negotiations with such person or group and its representatives to the extent required regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any representative or affiliate of the Company or any subsidiary of the Company, whether or not such person is purporting to act on behalf of the Company or any subsidiary of the Company or otherwise, shall be deemed to be a breach of the provisions set forth in this paragraph by the Company. Subject to the foregoing, the Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

    The Merger Agreement further provides that, except as described below, neither the Company Board nor any committee thereof may (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Conopco or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Merger Agreement, the Offer or the Merger, (b) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (c) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board receives a Superior Company Proposal and a majority of the disinterested directors of the Company determine in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw its approval or recommendation of the Offer, the Merger and the Merger Agreement and, in connection therewith, approve or recommend such Superior Company Proposal, PROVIDED, that the Company Board shall give Conopco five business days' notice prior to withdrawing its recommendation.

    In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company promptly will advise Conopco orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could lead to any Company Takeover Proposal, the identity of the person or group making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (a) keep Conopco fully informed of the status, including any change to the details, of any such Company Takeover Proposal or inquiry and
(b) provide to Conopco as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

    The provisions described in the three preceding paragraphs do not prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

    "COMPANY TAKEOVER PROPOSAL" means (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any subsidiary of the Company, (b) any proposal for the issuance by the Company of a material amount of its equity securities as consideration for the assets or securities of another person or (c) any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any subsidiary of the Company, in each case other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the "Transactions").

    "SUPERIOR COMPANY PROPOSAL" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets, (a) on terms which a majority of the disinterested directors of the Company determines in its good faith judgment (i) to represent superior value for the holders of the Shares than the Transactions (based on the written opinion, with only customary qualifications, of Gordian Group, L.P. or another independent financial advisor as to such proposal's financial superiority), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Conopco to amend the terms of the Transactions), and (ii) to be no less favorable to the Company's stakeholders (not including its shareholders), taken as a whole, than the Transactions, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Conopco to amend the terms of the Transactions) and (b) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

    FEES AND EXPENSES; TERMINATION FEE. Except as provided below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

    The Company will pay to Conopco a fee of $11.4 million (the "Termination Fee") if: (a) the Merger Agreement is terminated pursuant to the provisions described above in clause (b)(iii) under "Termination of the Merger Agreement" as a result of the failure of any condition set forth in paragraph (d) of
Section 14 ("Certain Conditions of the Offer"); (b) Conopco terminates the Merger Agreement pursuant to the provisions described above in clause (d) under "Termination of the Merger Agreement" or the Company terminates the Merger Agreement pursuant to the provisions described above in clause (e) under "Termination of the Merger Agreement"; (c) after the date of the Merger Agreement any person makes or consummates a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of the Merger Agreement, and
(i) the Offer remains open for at least five business days following the first public announcement of the making, consummation or amendment, as the case may be, of such Company Takeover Proposal, (ii) the Minimum Condition is not satisfied at such expiration date and (iii) the Merger Agreement is terminated pursuant to the provisions described above in clause (b)(iii) under "Termination of the Merger Agreement"; or (d) the Merger Agreement is terminated (other than termination pursuant to the provisions described above in clause (b)(iv) or clause (f) under "Termination of the Merger Agreement") and within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal. Any fee due under the provisions described above shall be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement (except that in the case of termination pursuant to clause (d) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). See also "Option Agreement".

    CONDUCT OF BUSINESS. The Merger Agreement provides that except for matters set forth in the letter from the Company to Conopco and the Purchaser dated the date of the Merger Agreement (the "Company Disclosure Letter") or otherwise expressly permitted by the Transaction Agreements, from the date of the Merger Agreement to the earlier of Conopco having designated a majority of the Company Board and the effective time of the Merger, the Company shall, and shall cause each subsidiary of the Company to, conduct the business of the Company and the subsidiaries of the Company, taken as a whole, in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the effective time of the Merger. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by the Transaction Agreements, from the date of the Merger Agreement to the earlier of Conopco having designated a majority of the Company Board and the effective time of the Merger, the Company shall not, and shall not permit any subsidiary of the Company to, do any of the following without the prior written consent of Conopco: (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon the conversion of Class B Shares into Class A Shares), or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(b) issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any voting debt of the Company or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting debt or the Company, voting securities or convertible or exchangeable securities or (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Class A Shares (and associated Class A Rights) (1) upon the exercise of Company Stock Options (as defined below) outstanding on the date of the Merger Agreement and in accordance with their present terms, (2) pursuant to the Stock Option Agreement between Conopco and the Company dated as of the date of the Merger Agreement (see "Option Agreement"), (3) upon the conversion of Class B Shares into Class A Shares in accordance with the Company Charter, (4) upon the exercise of warrants held by Gordian Group L.P. or (5)(x) pursuant to the Company's employee stock purchase plan and (y) the exercise of options to purchase shares in the American Company for Ice Cream Manufacturing, E.I. Ltd.; (c) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;
(d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and the subsidiaries of the Company, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice or in the fulfillment of contracts in existence on the date hereof and copies of which have been made available to Conopco; (e)(i) grant to any employee, officer or director of the Company or any subsidiary of the Company any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment or consulting agreements in effect as of the date of the most recent audited financial statements included in the Company's documents filed with the Commission since December 28, 1997 and publicly available prior to the date of the Merger Agreement (the "Filed Company SEC Documents"), (ii) grant to any employee, officer or director of the Company or any subsidiary of the Company any increase in severance or termination pay, except to the extent required under any employment, consulting, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents,
(iii) establish, adopt, enter into or amend any Company benefit agreement,
(iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company benefit plan or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Company benefit plan or Company benefit agreement; (f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in generally accepted accounting principles; (g) sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets, except for sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice; (h) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any subsidiary of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; (i) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; PROVIDED, HOWEVER, that with respect to proposed capital expenditures, the written consent of Conopco shall not unreasonably be withheld; (j) make or change any material tax election or settle or compromise any material tax liability or refund;
(k) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any subsidiary of the Company is a party; or (l) authorize any of, or commit or agree to take any of, the foregoing actions.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate a majority of the directors, which designees of the Purchaser shall remain on the Company Board until the effective time of the Merger, on the Company Board, subject to compliance with Section 14(f) of the Exchange Act and the VBCA; PROVIDED, HOWEVER, that in the event that the Purchaser's designees are appointed or elected to the Company Board, until the effective time of the Merger the Company Board shall have at least three directors who are Directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); PROVIDED, FURTHER, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, shareholders or affiliates of the Company, Conopco or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company shall take all action requested by Conopco necessary to effect any such election, including mailing to its shareholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which information statement is attached to the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in such information statement with respect to the Purchaser's designees). In connection with the foregoing, the Company shall promptly, at the option of the Purchaser, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Company Board as provided above.

    STOCK OPTIONS. The Merger Agreement provides that as soon as reasonably practicable following the date of the Merger Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following: (a) adjust the terms of all outstanding Company Stock Options (as defined below), whether vested or unvested, as necessary to provide that each Company Stock Option (and any Company SAR (as defined below) related thereto) outstanding immediately prior to the acceptance for payment of Class A Shares pursuant to the Offer, including all vested and unvested Company Stock Options, shall be canceled effective immediately prior to the acceptance for payment of Class A Shares pursuant to the Offer, with the holder thereof becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (A) $43.60 over (B) the exercise price per share of the Class A Shares subject to such Company Stock Option or Company SAR, multiplied by (ii) the number of Class A Shares for which such Company Stock Option shall not theretofore have been exercised; PROVIDED, HOWEVER, that no cash payment shall be made with respect to any Company SAR that is related to any Company Stock Option in respect of which such a cash payment is made; PROVIDED, FURTHER, that all amounts payable pursuant to this clause (a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom and to receipt of the written consent of the holder thereof and shall be paid at or as soon as practicable following the acceptance for payment of Class A Shares pursuant to the Offer, without interest; and (b) make such other changes to the Company Stock Plans as the Company and Conopco may agree are appropriate to give effect to the Offer and the Merger.

    The Merger Agreement provides that, after the effective time of the Merger, the Company shall establish an appropriate long-term incentive plan to properly incentivise its employees.

    "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan. "Company SAR" means any stock appreciation right or other award linked to the price of the Company Common Stock and granted under any Company Stock Plan. "Company Stock

Plans" means the Company's 1995 Equity Incentive Plan, 1999 Equity Incentive Plan, 1985 Stock Option Plan, 1986 Employee Stock Purchase Plan ("1986 ESPP"), 1992 Non-Employee Directors' Restricted Stock Plan and 1995 Non-Employee Directors' Plan for Stock in Lieu of Director's Cash Retainer.

    BENEFIT PLANS. The Merger Agreement provides that except as set forth above under "Stock Options" or in the following paragraph, the Company shall maintain for a period of five years after the effective time of the Merger the Company's benefit plans (other than equity or equity-based programs), except to the extent provided above under "Stock Options" in effect on the date of the Merger Agreement or to provide benefits to each current employee of the Company and its subsidiaries that are not materially less favorable in the aggregate to such employees than those in effect on the date of the Merger Agreement (other than equity or equity-based programs), except to the extent provided above under "Stock Options".

    As soon as practicable following the date of the Merger Agreement, the Company Board (or, if appropriate, any committee administering the 1986 ESPP) shall take or cause to be taken such actions as may be necessary to provide that
(i) no options shall be granted and no payroll deductions accepted after the earlier of June 30, 2000, or the date on which falls the effective time of the Merger; (ii) if the effective time of the Merger falls on a date prior to June 30, 2000, the exercise date in respect of the offering (option) period under the 1986 ESPP that commenced January 1, 2000 shall be accelerated, and all unexercised rights granted in respect of such offering (option) period shall be exercised immediately prior to the effective time of the Merger; (iii) all holding periods with respect to shares under the ESPP shall be waived; and
(iv) the 1986 ESPP shall terminate as of the effective time of the Merger.

    Six months following the effective time of the Merger, Conopco shall make available to the Company the sum of $5 million to be distributed on a per capita basis to the then full-time employees of the Company below the Office of the Chief Executive Officer (the "OCEO") as a special bonus or, at the election of the Company Board, to the Foundation (as defined below).

    INDEMNIFICATION AND INSURANCE. In the Merger Agreement, Conopco and the Purchaser have agreed that all rights to indemnification for acts or omissions occurring prior to the effective time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations (PROVIDED, that in the event any claim or claims are asserted or made prior to the expiration of all applicable statutes of limitation, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims), and Conopco shall cause the Company to honor all such rights. Without limitation of the foregoing, in the event any such indemnified party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by the Merger Agreement, occurring prior to, and including, the effective time of the Merger, Conopco shall, or shall cause the Company to, pay as incurred such indemnified party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith (subject to receipt by the Company of the undertaking from such indemnified party to repay advances if it is subsequently determined that such indemnified party is not entitled to indemnification). Conopco shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this paragraph. Conopco will cause to be maintained for a period of not less than six years from the effective time of the Merger, the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the effective time of the Merger (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (such 200% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Conopco will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the

Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company has represented that the Maximum Premium is $228,000.

    BEST EFFORTS; NOTIFICATION. The Merger Agreement provides that: upon the terms and subject to the conditions set forth in the Merger Agreement, and subject to the provisions of the Merger Agreement under "Company Takeover Proposals," each of the Company, Conopco and the Purchaser will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (a) the obtaining of all necessary actions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and
(d) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements; PROVIDED, HOWEVER, that neither the Company nor Conopco shall be required to consent to any action described in paragraph (a) of
Section 14. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement or any other Transaction Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement or any other Transaction Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Nothing in the Merger Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that a termination of the Merger Agreement pursuant to the provisions under "Termination of the Merger Agreement", an amendment of the Merger Agreement pursuant to the provisions for an amendment thereof or an extension or waiver pursuant to the provisions thereof, in order to be effective, require in the case of Conopco, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

    INELIGIBLE DIRECTORS. Conopco has acknowledged in the Merger Agreement that no Ineligible Director is acting as a representative of the Company in connection with the Transaction Agreements and the Transactions and that any action or failure to act on the part of any Ineligible Director shall not be deemed to be an action or failure to act on the part of the Company, except to the extent that such Ineligible Director's action or failure to act is taken under the instruction of, or with the cooperation or the concurrence of, the Company Board. The Merger Agreement defines an "Ineligible Director" as any member on the Company Board on the date of the Merger Agreement who (i) fails to tender his or her Shares pursuant to the Offer, (ii) makes any public statement disparaging Unilever, Unilever PLC, Conopco, the Company, any Transaction Agreement or any Transaction, (iii) takes any action that, but for the preceding sentence would constitute a breach of the Merger Agreement by the Company or
(iv) takes any other action which is intended to cause any Transaction to fail to be completed. Ineligible Directors may not serve on the Surviving Corporation Board (as defined below).

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filled as Exhibit (d)(1) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

    RIGHTS AGREEMENTS. The Rights Agreements have been amended as of April 11, 2000, to render the Rights inapplicable to the Offer, the Merger and the other Transactions.

    CONFIDENTIALITY AGREEMENT. Pursuant to the Mutual Non-Disclosure Agreement dated September 27, 1999, between Conopco and the Company (the "Confidentiality Agreement"), the Company and Conopco agreed to keep confidential certain information exchanged between such parties. The Merger Agreement provides that all information exchanged pursuant to Section 6.02 of the Merger Agreement concerning "Access to Information" shall be subject to the Confidentiality Agreement.

    LICENSE AGREEMENT. The Company, its wholly owned subsidiary, Ben & Jerry's Homemade Holdings, Inc. ("Holdings"), Unilever and Unilever PLC entered into a License Agreement dated as of April 11, 2000 (the "License Agreement"), pursuant to which the Company and Holdings granted to Unilever and Unilever PLC an exclusive worldwide license, other than the United States (and territories and commonwealths thereof), Japan and the Caribbean and subject to the Company's existing license arrangements (collectively, the "Territory"), to use (i) the "Ben & Jerry's" trademark, (ii) trademarks owned by the Company and Holdings, or licensed to the Company and Holdings, associated with certain Ben & Jerry's flavor names and (iii) proprietary technology of the Company used in making super premium ice cream (the "Licensed Technology") in connection with the manufacture, marketing, distribution and sale (wholesale and retail) of super premium ice cream under the Ben & Jerry's trademark by Unilever and Unilever PLC and their respective affiliated companies (collectively, the "Unilever Affiliates"). Because Holdings and the Company have already granted an exclusive license to a third party with respect to Canada, Unilever and Unilever PLC will not be able to use the Ben & Jerry's brand in Canada.

    Unilever and Unilever PLC have agreed to pay to the Company 5% of the net sales of frozen dessert products under the Ben & Jerry's trademark by the Unilever Affiliates, 5% of the net sales of promotional items by the Unilever Affiliates and 5% of up-front franchise fees paid to the Unilever Affiliates by Ben & Jerry's franchisees. The Company has the right to approve the countries in which the Unilever Affiliates uses the Ben & Jerry's trademark (and the related flavor names) and the marketing of products under the Ben & Jerry's trademark. The Company and Holdings also agreed to cooperate with Unilever and Unilever PLC in developing a plan for the geographic expansion of the Ben & Jerry's brand internationally. Unilever and Unilever PLC have agreed in the License Agreement to purchase from the Company, and the Company and Holdings have agreed to sell, the assets, at the net book value of such assets pursuant to a mutually satisfactory purchase agreement, of the Company's subsidiaries in the United Kingdom and France.

    Pursuant to the License Agreement, the Company and Holdings have agreed not to compete in frozen dessert products in the Territory during the term of the License Agreement, except in countries where Unilever and Unilever PLC have irrevocably indicated they do not wish to sell products under the Ben & Jerry's trademark. Unilever and Unilever PLC have agreed that in the Territory they will sell super premium products only under the Ben & Jerry's trademark. Unilever and Unilever PLC further agreed to use the Licensed Technology only in connection with frozen dessert products bearing the Ben & Jerry's trademark. Except with respect to countries with respect to which Unilever and Unilever PLC have given notice of intent not to enter and regions in which the License Agreement has been terminated for a Material Default (as defined below) in such region, the Company and Holdings may not grant another license in connection with frozen dessert products in the Territory during the term of the License Agreement.

    Subject to termination, the License Agreement has a term of ten years and is renewable at the option of Unilever and Unilever PLC for additional five-year terms. The Company and Holdings may terminate the License Agreement in the event of a Material Default by Unilever and Unilever PLC that is not cured within 60 days of a satisfactory written notice from the Company and Holdings. The License Agreement defines "Material Default" as a material breach of (A) a covenant that relates to the payment of money by Unilever and Unilever PLC,
(B) a covenant that directly and substantially affects the Essential Integrity of the Principal Licensed Mark (as defined in the License Agreement) or
(C) certain other specified covenants contained in the License Agreement. The License Agreement automatically terminates upon the termination of the Merger Agreement for breach by Conopco and/or the Purchaser.

    Upon a Change of Control (as defined below) of the Company, the obligation of Unilever and Unilever PLC to obtain the approval of the Company or Holdings under the License Agreement is deemed to be an obligation to keep such parties informed as to Unilever and Unilever PLC's actions under the License Agreement prior to such action being taken, except with respect to the ability of the Company and Holdings to prevent Unilever and Unilever PLC to act under the License Agreement in countries in which significant human rights abuses are occurring. The License Agreement defines a "Change of Control" of a party to the License Agreement as (A) the acquisition by any person or group of persons acting in concert of beneficial ownership of such party's securities, or any other transaction with respect to beneficial ownership of such party or such party's securities, that involves or results in either (x) the acquisition of beneficial ownership of securities representing 20% or more of the voting power of such party's outstanding equity securities or (y) the merger or consolidation of such party with any person in which the shareholders of such party would not, immediately after such merger or consolidation, own securities representing at least 20% of the voting power of the person issuing the cash or securities in such merger or consolidation, and (B) the sale of all or substantially all of the assets of such party to one or more Persons; PROVIDED, HOWEVER, that a Change of Control shall not be deemed to occur in the case of clause (A) or
(B) above if (x) a named founder of the Company is the resulting controlling person or a member of the resulting controlling group of persons and (y) all other members of such group of persons, if any, are charitable organizations.

    In the License Agreement, Unilever and Unilever PLC have agreed to undertake activities related to the "social mission" of the Company in connection with the Unilever Affiliates' activities under the Ben & Jerry's trademark, including, among others, a commitment to purchase "fair trade" products to the extent available at commercially reasonable prices, a commitment to open scoop shops in the Company's PartnerShop format in partnership with non-profit organizations, a commitment to use unbleached paper to the extent available at commercially reasonable prices and a commitment to purchase, if commercially feasible, a portion of its ingredients from not-for-profit suppliers and suppliers from economically disadvantaged groups and to provide assistance to such suppliers. The License Agreement provides that a material breach by Unilever or Unilever PLC of one of the covenants contained in the preceding sentence with respect to a country is not Material Default but will result in an increased royalty rate of 8% with respect to the region in which such country is located for so long as such breach is uncured following a 90-day cure period. Upon a Material Default by Unilever and/or Unilever PLC of their duties under the social mission commitments contained in the first sentence of this paragraph, the royalty rate will be increased to 8% worldwide for so long as such Material Default is uncured during a one-year cure period. Following the expiration of such one-year cure period, the Company and Holdings may terminate the License Agreement if such Material Default is continuing.

    The License Agreement also provides that the parties thereto will negotiate a mutually satisfactory master franchising agreement within 12 months of the date of the License Agreement.

    OPTION AGREEMENT. On April 11, 2000, the Company and Conopco entered into a Stock Option Agreement (the "Option Agreement"). Pursuant to the Option Agreement, the Company granted to Conopco an irrevocable option (the "Option") to purchase up to 1,219,986 Class A Shares (equivalent to 19.9% of the currently outstanding shares of Company Common Stock) at a purchase price of $43.60 per

Share. The Option is exercisable (in whole or in part) at any one time either
(i) after the expiration of the Offer and the acceptance of Shares for payment pursuant thereto or (ii) after the termination of the Merger Agreement in circumstances in which Conopco is entitled to receive the Termination Fee (each, a "Purchase Event"). The Option terminates upon the earliest to occur of
(i) the effective date of the Merger, (ii) 180 days after the first occurrence of a Purchase Event and (iii) termination of the Merger Agreement in accordance with its terms prior to and without the occurrence of a Purchase Event. After the occurrence of a Purchase Event, Conopco may elect to receive a cash payment from the Company in lieu of exercising its Option, which cash payment will be equal to (A) the aggregate market value of the Shares underlying the Option minus (B) the aggregate exercise price of the Option, subject to a cap of $500,000. In addition, pursuant to the Option Agreement, the Company granted registration rights to Conopco with respect to Shares purchased upon exercise of the Option.

PLANS FOR THE COMPANY

    In the Merger Agreement, Conopco has agreed following the effective time of the Merger to maintain a board of directors of the Company (the "Surviving Corporation Board") composed of (i) seven directors from among the members of the Company Board and persons nominated by such continuing directors (collectively, from time to time, the "Class I Directors"), (ii) two members to be appointed by Meadowbrook Lane Capital (the "Class M Directors"), (iii) one member to be appointed by Conopco and (iv) the Chief Executive Officer of the Company following the effective time of the Merger (the "Surviving Corporation"). The Merger Agreement provides that the Surviving Corporation Board shall have primary responsibility with respect to the enhancement of the social mission priorities of the Company, as they may evolve, and the preservation of the essential integrity of the Ben & Jerry's brand-name. Conopco shall have primary responsibility in the area of financial and operational aspects of the Surviving Corporation and in all areas not allocated to the Surviving Corporation Board. The Chief Executive Officer of the Company shall manage the affairs of the Company pursuant to an annual delegation of authority and within the scope of an annual business plan approved by Conopco following good faith discussions with the Company Board. The Chief Executive Officer of the Company shall be designated by Conopco, after good faith consultation with, and the participation in discussions of, the Appointment Committee of the Surviving Corporation Board (consisting of Ben Cohen and Jerry Greenfield, unless they are not directors, in which case such committee shall include one or two directors, as the case may be, appointed by a majority of the Class I Directors, from among the Class I Directors and Class M Directors). The Surviving Corporation and Conopco have an understanding that the current Chief Executive Officer will remain during a transitional period. The Merger Agreement provides that the Company Charter and Company By-laws shall be amended to the extent necessary to implement the foregoing.

    The Surviving Corporation has agreed in the Merger Agreement not to initiate any material headcount reductions for two years following the effective time of the Merger and to maintain for at least five years its corporate presence and substantial operations in Vermont. The Surviving Corporation has agreed in the Merger Agreement to establish a new product development unit responsible for special projects to be headed by Ben Cohen for so long as he is an employee. In addition, the Surviving Corporation has agreed to continue the Company's liveable wage policy following the effective time of the Merger and that a significant amount of the incentive-based compensation of members of the OCEO shall be based on the social performance of the Surviving Corporation.

    The Company and Conopco have agreed that following the effective time of the Merger, they will work together in good faith to develop a set of social metrics to measure the social performance of the Surviving Corporation. The Surviving Corporation has also agreed to seek to have the rate of increase of such social metrics exceed the rate of increase of sales.

    The Surviving Corporation has agreed in the Merger Agreement to establish a Social Venture Fund and agreed to fund such entity pursuant to an agreement to be made between the Surviving Corporation and the Foundation after the effective time of the Merger on such terms and conditions as they and a committee of the Surviving Corporation Board, appointed in accordance with
Section 6.14(e) of the Merger Agreement ("the Social Venture Committee") of the Surviving Corporation Board shall approve to provide venture financing to
(a) vendors owned by women, minorities or indigenous people, (b) vendors which give priority to a social change mission, and (c) such other third-party entrepreneurial businesses within the scope of the Company's social mission priorities. The Company shall make available to the Social Venture Fund an aggregate amount of $5 million. The terms of any agreement relating to the Social Venture Fund shall limit the financial responsibility of the Surviving Corporation to the foregoing cash contributions.

    The Surviving Corporation has also agreed to continue following the effective time of the Merger the Company's practice of making charitable contributions by making contributions, for a minimum of ten years, of $1.1 million per year adjusted annually (i) by multiplying such amount by the ratio of the U.S. Producer Price Index for the month of December of the year in which the determination is made to the U.S. Producer Price Index for December 1999 and (ii) by multiplying the product of such calculation by the ratio of the equivalent gallon sales of frozen dessert products bearing the Ben & Jerry's brand-name sold by any person in such year to the equivalent gallon sales of such products sold in 1999; PROVIDED, HOWEVER, that such ratio shall never be less than one. The Surviving Corporation Board shall have the responsibility for allocating annual contributions among The Ben & Jerry's Foundation, Inc. (the "Foundation"), local community charitable initiatives with the support and oversight of employee Community Action Teams and charitable institutions selected by the OCEO. The Surviving Corporation Board may allocate a portion of such contributions to the Foundation so long as (i) the Foundation does not significantly change its charitable purpose, (ii) none of the trustees of the Foundation disparages the Surviving Corporation, its products or its management and (iii) any replacement or additional trustee of the Foundation is reasonably satisfactory to Conopco. After such initial ten-year period, the Surviving Corporation shall continue to make contributions as calculated in accordance with the first sentence of this paragraph unless the activities and performance of the Foundation cease to be reasonably acceptable to Unilever, and provided that the Foundation meets the other requirements set out in the previous sentence.

DISSENTERS' RIGHTS

    The holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Chapter 13 of the VBCA ("Chapter 13") to dissent and obtain payment of fair value for their Shares. Under Chapter 13, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial appraisal of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with accrued interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of Chapter 13 does not purport to be complete and is qualified in its entirety by reference to Chapter 13. FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE VBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING-PRIVATE TRANSACTIONS

    The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

    Except as otherwise described in this Offer to Purchase, Conopco and the Purchaser have no current plans or proposals that would relate to, or result in, an extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Company Board or management of the Company including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board, any material change in the Company's present capitalization or dividend policy, any other material change in the Company's corporate structure or business, causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Conopco of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Conopco for any breach of the Merger Agreement, including termination thereof.

    If, on or after the date of the Merger Agreement, the Company should
(a) split, combine or otherwise change the Shares or its capitalization,
(b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company Stock Options, then, subject to the provisions described in
Section 14, the Purchaser may, in addition to its remedies under the Merger Agreement but subject to the terms thereof (which restrict the Purchaser from taking certain actions without the consent of the Company), make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions described in Section 14 below, (a) the Offer Price may be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement (but subject to the disclosure contained in the Company Disclosure Letter), the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares tendered pursuant to the Offer unless
(i) the Minimum Condition shall have been satisfied and (ii) (A) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, (B) any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Offer, shall have been obtained or made and (C) the Company shall have mailed the notice of conversion described in "Conversion of Class B Shares" to all holders of Class B Shares following receipt of the notice from Conopco specified in "Conversion of the Class B Shares" and shall not have taken any action in violation of the requirements thereof. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

        (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Conopco or the Purchaser of any Class A Shares, seeking to delay, limit, inhibit, restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Conopco or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Conopco or any of their respective subsidiaries of any material portion of the business or assets of the Company, Conopco or any of their respective subsidiaries, or to compel the Company, Conopco or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Conopco or any of their respective subsidiaries, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Conopco or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit or limit Conopco or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the subsidiaries of the Company, or (v) which otherwise, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, a material adverse effect on the ability of the Company to perform its obligations under the Transaction Agreements or a material adverse effect on the ability of the Company to consummate the Offer, the Merger and the other Transactions (a "Company Material Adverse Effect");

        (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Conopco, the Company or any of their respective subsidiaries or
    (ii) the Offer, the Merger or any other Transaction, by any governmental entity that is reasonably likely to result directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) since the date of the Merger Agreement, there shall have occurred
    (i) any material damage to any material property in which the Company or any subsidiary of the Company has any interest, (ii) any suit, action or proceeding threatened against or affecting the Company or any subsidiary thereof or any significant development in any existing suit, action or proceeding involving or affecting the Company or any subsidiary thereof, (iii) any challenge to the use by the Company of any material intellectual property rights used in its business at the date hereof or (iv) any event, change, effect or development adversely affecting the integrity of the trademarks or trade names under which the Company conducts its business, that, in any case under each of clause (i),
    (ii), (iii) and (iv), individually or in the aggregate, have had or would reasonably be expected to have, a Company Material Adverse Effect;

        (d)(i) it shall have been publicly disclosed or Conopco shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of more than 50% of the outstanding Shares has been acquired by another person or (ii) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Conopco or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, failed to recommend to the Company's shareholders that they accept the Offer and approve the Merger Agreement or approved or recommended any Company Takeover Proposal;

        (e)(i) any representation and warranty of the Company in the Merger Agreement that is qualified as to Company Material Adverse Effect shall not be true and correct as of the date of the Merger Agreement, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), and (ii) the representations and warranties of the Company that are not so qualified as to Company Material Adverse Effect shall not be true or correct in all respects as of the date of the Merger Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), unless the failure of all such representations and warranties in this clause (ii) to be true and correct in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

        (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Conopco or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and Conopco and, subject to Section 1.01(a) of the Merger Agreement, may be asserted by the Purchaser or Conopco regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser and Conopco in whole or in part at any time and from time to time in their sole discretion. The failure by Conopco, the Purchaser or any other affiliate of Conopco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Conopco with representatives of the Company, none of the Purchaser, Conopco or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Conopco and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Conopco has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar-day waiting period commenced by the filing by Conopco of a Notification and Report Form with respect to the Offer, unless Conopco receives a request for additional information or documentary material from the Antitrust Division or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Conopco is in the process of preparing such filing, which is expected to be filed shortly. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Conopco concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Conopco with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Conopco. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Conopco or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    FOREIGN LAWS. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. If any foreign governmental entity takes any action prior to the completion of the Offer that might have certain adverse affects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

    Morgan Stanley & Co. Incorporated is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Conopco and the Purchaser in connection with the Offer. Pursuant to an engagement letter dated April 12, 2000, between Unilever United States, Inc. and Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated will receive customary compensation for such services. Conopco has also agreed to reimburse Morgan Stanley & Co. Incorporated for its out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Morgan
Stanley & Co. Incorporated in connection with its engagement and to indemnify Morgan Stanley & Co. Incorporated and certain related persons against certain liabilities and expenses incurred in connection with its engagement, including certain liabilities under federal securities laws. Conopco will also compensate Meadowbrook upon the consummation of the Merger.

    Conopco and the Purchaser have retained Morrow & Co., Inc. to act as the Information Agent and Morgan Guaranty Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under federal securities laws.

    Neither the Purchaser nor Conopco will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Conopco is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Conopco becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR CONOPCO NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Conopco and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                    VERMONT ALL NATURAL EXPANSION COMPANY

April 18, 2000

                                   SCHEDULE I

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                      UNILEVER, CONOPCO AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF UNILEVER. The name, citizenship, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Unilever are set forth below. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held during the last five years and all such occupations, offices or employments were with Unilever or a subsidiary thereof. The principal business address of Messrs. FitzGerald, Brown, Markham, Butler, Cescau, Allgrove and Williams is Unilever PLC, Unilever House, Blackfriars, London EC4P 4BQ, United Kingdom. The principal business address of Messrs. Burgmans, Kemner, Peelen, Haars and Westerburgen is Unilever N.V., Weena 455, P. O. Box 760, 3000 DK Rotterdam, The Netherlands. The principal business address of Mr. Phillips is 33 Benedict Place, Greenwich, CT 06830. Directors of Unilever are indicated by an asterisk.

          NAME AND BUSINESS                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
               ADDRESS                                 FIVE-YEAR EMPLOYMENT HISTORY
          -----------------                   ----------------------------------------------
Niall W. A. FitzGerald*..............  Chairman, Unilever PLC and Vice Chairman, Unilever N.V.
Ireland                                since 1996; Vice Chairman, Unilever PLC from May 1994 to
                                       1996; Detergents Co-ordinator prior to 1995.

Antony Burgmans*.....................  Chairman, Unilever N.V. since 1999; Vice Chairman, Unilever
The Netherlands                        PLC since 1999; Vice Chairman, Unilever N.V. from 1998 to
                                       1999; Business Group President, Ice Cream & Frozen
                                       Foods--Europe from 1996 to 1998; Member, Foods Executive
                                       prior thereto.

Roy D. Brown*........................  Business Group President, Food & Beverages--Europe since
United Kingdom                         1996; Regional Director, Central and Eastern Europe prior
                                       thereto.

A. Clive Butler*.....................  Category Director, Home & Personal Care since 1996;
United Kingdom                         Personnel Director prior thereto.

Patrick J. Cescau*...................  Financial Director since 1999; Controller and Deputy
France                                 Financial Director from 1998 to 1999; President, Lipton from
                                       1997 to 1998; President, Van den Bergh Foods from 1995 to
                                       1997.

Alexander Kemner*....................  Category Director, Foods since 1996; Regional Director, East
The Netherlands                        Asia/ Pacific prior thereto.

Rudolph H. P. Markham*...............  Strategy & Technology Director since May 1998; Business
United Kingdom                         Group President, Northeast Asia from 1996 to May 1998;
                                       Chairman and Chief Executive Officer, Unilever Japan prior thereto.

Jan Peelen*..........................  Personnel Director since 1996; Chairman, Foods Executive
The Netherlands                        prior thereto.

Robert M. Phillips*..................  Chairman, Unilever North America Committee since 1996;
United States                          Business Group President, Home & Personal Care--North
                                       America from 1996 to 1999; Personal Products Co-ordinator
                                       prior thereto.

Jan Haars............................  Treasurer since August 1997; Head of Investment Banking,
The Netherlands                        Rabobank prior thereto.

          NAME AND BUSINESS                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
               ADDRESS                                 FIVE-YEAR EMPLOYMENT HISTORY
          -----------------                   ----------------------------------------------
Jefferey W. Allgrove.................  Controller since 1999; Vice President, Finance, Unilever
United Kingdom                         United States, Inc. prior thereto.

Josephus W.B. Westerburgen...........  Joint Secretary since prior to April 1995.
The Netherlands

Stephen G. Williams..................  Joint Secretary since prior to April 1995.
United Kingdom

2. DIRECTORS AND EXECUTIVE OFFICERS OF CONOPCO. The name, citizenship, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Conopco are set forth below. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held during the last five years. Unless otherwise indicated, each director or executive officer is a citizen of the United States. Unless otherwise indicated, the principal business address of each director or executive officer is Conopco, Inc., 390 Park Avenue, New York, NY 10022. Directors of Conopco are indicated by an asterisk.

          NAME AND BUSINESS                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
               ADDRESS                                 FIVE-YEAR EMPLOYMENT HISTORY
          -----------------                   ----------------------------------------------
Richard A. Goldstein.................  President and Chief Executive Officer, Unilever United
                                       States, Inc. since prior to April 1995; Business Group
                                       President, Foods--North America since 1996; Chairman and
                                       Chief Executive Officer of Unilever North American Regional
                                       Management prior thereto; President, Conopco, Inc.;
                                       President, Vermont All Natural Expansion Company.

Thomas H. Floyd*.....................  Vice President, Finance, Unilever United States, Inc. since
(United Kingdom)                       January 1999; Senior Vice President, Finance, Foods--North
                                       America since January 1999; Senior Vice President,
                                       Strategy-Home & Personal Care Category from June 1996 to
                                       December 1998; Senior Vice President, Finance-Speciality
                                       Chemicals Co-ordination prior thereto; Vice President,
                                       Conopco, Inc.; Vice President and Treasurer, Vermont All
                                       Natural Expansion Company.

Paul D. Garwood......................  Senior Vice President, Unilever United States, Inc., since
(United Kingdom)                       October 1999; Executive Vice President and Chief Operating
                                       Officer, Unilever Home & Personal Care USA, October 1997 to
                                       September 1999; Senior Vice President and General Manager
                                       (Fabrics), Lever Brothers Company, August 1994 to September
                                       1997; Vice President, Conopco, Inc.

George M. Griesbeck..................  President, Diversey Lever, Inc. since 1996; Chief Executive
1000 Ridgeway Loop Road                Officer, Auto-Chlor System prior thereto; Vice President,
Memphis, TN 38120                      Conopco, Inc.

A. Peter Harwich*....................  Associate General Counsel, Unilever United States, Inc.
                                       since July 1997; Associate, Cravath, Swaine & Moore prior
                                       thereto; Vice President and Assistant Secretary, Conopco,
                                       Inc.; Vice President and Assistant Secretary, Vermont All
                                       Natural Expansion Company.

          NAME AND BUSINESS                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
               ADDRESS                                 FIVE-YEAR EMPLOYMENT HISTORY
          -----------------                   ----------------------------------------------
Venkatesh Kasturirangan (India)......  Executive Vice President and Chief Operating Officer,
33 Benedict Place                      Personal Wash, Skin and Oral Business Unit, Unilever Home &
Greenwich, CT 06830                    Personal Care USA since June 1998; Chairman and Chief
                                       Executive Officer, Unilever Phillippines from July 1995 to
                                       June 1998; Regional Member, Personal Products Co-ordination prior thereto; Vice President, Conopco, Inc.

Melvin H. Kurtz......................  Vice President-Law, Unilever Home & Personal Care USA since
33 Benedict Place                      1998; Vice President, Secretary and General Counsel,
Greenwich, CT 06830                    Chesebrough- Pond's USA prior thereto; Vice President,
                                       Conopco, Inc.

E. Mark Landry.......................  Senior Vice President, Finance & Information Technology,
33 Benedict Place                      Unilever Home & Personal Care North America since September
Greenwich, CT 06830                    1998; President, Lever Pond's Canada from August 1997 to
                                       September 1998; Executive Vice President and Chief Operating
                                       Officer, Chesebrough-Pond's USA prior thereto; Vice
                                       President, Conopco, Inc.

Mart Laius...........................  Vice President, Corporate Development & Administrative
                                       Services, Unilever United States, Inc. since prior to April
                                       1995; Vice President, Conopco, Inc.; Vice President, Vermont
                                       All Natural Expansion Company.

Paulanne Mancuso.....................  President and Chief Executive Officer, Unilever Cosmetics
725 Fifth Avenue                       International since March 2000; President and Chief
New York, NY 10022                     Executive Officer, Calvin Klein Cosmetics Company prior
                                       thereto; Vice President, Conopco, Inc.

Jean Mortier (France)................  Chief Financial Officer and Senior Vice President, Unilever
725 Fifth Avenue                       Cosmetics International since March 2000; Chief Financial
New York, NY 10022                     Officer and Senior Vice President, Calvin Klein Cosmetics
                                       Company from September 1996 to February 2000; Commercial
                                       Director, Elida Faberge from February 1995 to August 1996;
                                       Vice President, Conopco, Inc.

John W. Rice.........................  President and Chief Executive Officer, Lipton since 2000;
                                       President and Chief Operating Officer, Lipton from 1998 to
                                       1999; Executive Vice President and Chief Operating Officer,
                                       Unilever Home & Personal Care USA from 1996 to 1998; Senior
                                       Vice President and General Manager, Lever Brothers Company
                                       prior thereto; Vice President, Conopco, Inc.

Nancy Schnell........................  Deputy General Counsel, Unilever United States, Inc. since
                                       1996; Associate General Counsel, Unilever United States,
                                       Inc. prior thereto; Vice President and Assistant Secretary,
                                       Conopco, Inc.

Ronald M. Soiefer*...................  Vice President, General Counsel and Secretary, Unilever
                                       United States, Inc. since January 1996; Senior Vice
                                       President, General Counsel and Secretary, Foods--North
                                       America since 1998; Senior Vice President, General Counsel and Secretary, Unilever Home & Personal Care North America
                                       since 1998; Deputy General Counsel Unilever United States,
                                       Inc. prior to 1996; Vice President and Secretary, Conopco,
                                       Inc.; Vice President and Secretary, Vermont All Natural
                                       Expansion Company.

          NAME AND BUSINESS                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
               ADDRESS                                 FIVE-YEAR EMPLOYMENT HISTORY
          -----------------                   ----------------------------------------------
Melinda Sweet........................  Deputy General Counsel-Environmental Affairs, Unilever
                                       United States, Inc. since prior to April 1995; Senior Vice
                                       President-Law, Unilever Home & Personal Care USA since 1998;
                                       Senior Vice President and General Counsel, Lever Brothers
                                       Company from prior to April 1995 until 1998; Vice President and Assistant Secretary, Conopco, Inc.

Eric Walsh (United Kingdom)..........  President, Good Humor--Breyers Ice Cream since prior to
909 Packerland Drive                   April 1995; Vice President, Conopco, Inc.
Green Bay, WI 54303

Steve Warhover.......................  President and Chief Executive Officer, Gorton's since prior
128 Rogers Street                      to April 1995; Vice President, Conopco, Inc.
Gloucester, MA 01930

Paul W. Wood.........................  Vice President, Corporate Affairs, Unilever United States,
                                       Inc. since prior to April 1995; Senior Vice President,
                                       Conopco, Inc.

Eugene Zeffern.......................  Executive Vice President and Chief Operating Officer,
325 North Wells Street                 Unilever Home & Personal Care USA since 1998; Senior Vice
Chicago, IL 60610                      President, Unilever Home & Personal Care USA from 1997 to
                                       1998; Senior Vice President, Helene Curtis from 1996 to
                                       1997; President, Helene Curtis USA from 1995 to 1996; Vice
                                       President, Conopco, Inc.

Paul McMahon.........................  Treasurer, Unilever United States, Inc., since September
800 Sylvan Avenue                      1999; Vice President and Treasurer, W.R. Grace and Co. from
Englewood Cliffs, NJ 07632             October 1995 to September 1999; Assistant Treasurer, W.R.
                                       Grace and Co. prior thereto; Treasurer, Conopco, Inc.

3. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is Vermont All Natural Expansion Company in care of Conopco, Inc., 390 Park Avenue, New York, NY 10022. All such directors and executive officers listed below are citizens of the United States except Thomas Floyd, who is a citizen of the United Kingdom. Further information concerning the directors and executive officers listed below, each of whom also serves as an executive officer of Conopco, is provided above. Directors of the Purchaser are indicated by an asterisk.

          NAME AND BUSINESS                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
               ADDRESS                                 FIVE-YEAR EMPLOYMENT HISTORY
          -----------------                   ----------------------------------------------
Richard A. Goldstein.................  (See above information.)

Mart Laius...........................  (See above information.)

Ronald M. Soiefer*...................  (See above information.)

Thomas H. Floyd*.....................  (See above information.)

Phillip Cohen........................  General Tax Counsel, Unilever United States, Inc.; Vice
800 Sylvan Avenue                      President and Assistant Secretary, Vermont All Natural
Englewood Cliffs, NJ 07632             Expansion Company.

A. Peter Harwich*....................  (See above information.)

David Strickland, Jr.................  Assistant General Counsel, Unilever United States, Inc.
                                       since November 1995; Assistant General Counsel, Lipton prior thereto; Vice President and Assistant Secretary, Vermont All
                                       Natural Expansion Company.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

             BY MAIL:                   BY OVERNIGHT COURIER:                BY HAND:
  Morgan Guaranty Trust Company     Morgan Guaranty Trust Company  Morgan Guaranty Trust Company
           of New York                       of New York                    of New York
     c/o EquiServe Corporate           c/o Colbent Management        c/o Securities Transfer &
          Reorganization              Corporate Reorganization       Reporting Services, Inc.
         P.O. Box 842007                 40 Campanelli Drive       100 William Street, Galleria
      Boston, MA 02284-2007              Braintree, MA 02184            New York, NY 10038

                                     BY FACSIMILE TRANSMISSION:
                                           (781) 575-4826

                                        CONFIRM BY TELEPHONE:
                                           (781) 575-4816

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                445 PARK AVENUE
                                   5TH FLOOR
                               NEW YORK, NY 10022
                          CALL COLLECT (212) 754-8000
                           BANKS AND BROKERAGE FIRMS,
                                  PLEASE CALL:
                                 (800) 662-5200
                    SHAREHOLDERS, PLEASE CALL (800) 566-9061
                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-4750